Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Kevin T. Thompson	Tim Dirrim
	Executive Vice President	Vice President
	Chief Financial Officer	Marketing Communications
	Sky Financial Group, Inc.	Sky Financial Group, Inc.
	(419) 254-6068	(419) 327-6330

Sky Financial Group Issues Trust Preferred Security

April 10, 2006 - Bowling Green, Ohio - Sky Financial Group, Inc. (NASDAQ: SKYF) established the Sky Financial Capital Trust III on April 6, 2006 and, in connection therewith, issued approximately $77 million of Floating Rate Junior Subordinated Notes due 2036. The net proceeds of $75 million will be used as part of financing its pending acquisition of Union Federal Bank of Indianapolis and its parent company, Waterfield Mortgage Company.

Sky Financial also intends to issue an additional $75 million of Floating Rate Junior Subordinated Notes upon completing the Union Federal acquisition, which is subject to shareholder and regulatory approvals.

About Sky Financial Group, Inc.

Sky Financial Group is a $15.7 billion diversified financial holding company with its headquarters located in Bowling Green, Ohio. Sky’s asset size places it among the 40 largest publicly-held bank holding companies in the nation. Sky operates over 290 financial centers and over 300 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. Sky’s financial service affiliates include: Sky Bank, commercial and retail banking; Sky Trust, asset management services; and Sky Insurance, retail and commercial insurance agency services. Sky is located on the web at www.skyfi.com.

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